Exhibit 99.1

Douglas M. Kratz Retires from Triumph Bancorp Board of Directors

Dallas, Texas — November 2, 2020 — Triumph Bancorp, Inc. (Nasdaq: TBK) (“the Company”) announced today that Douglas M. Kratz, who has been a member of the Company’s Board of Directors since 2013, has retired from the Board of the Directors of the Company effective October 29, 2020.   Kratz, age 69, retired in the days following the Company’s final regularly scheduled board meeting for the year to attend to ongoing health matters.

“Doug has been an invaluable source of guidance and expertise for our Board since our acquisition of National Bancshares in 2013,” said the Company’s Chairman of the Board, Carlos M. Sepulveda, Jr.   Aaron P. Graft, the Company’s Vice Chairman, President and Chief Executive Officer, added, “We wish to thank Doug for his years of service.   We will be forever grateful for his many contributions and wish him all the best in this next chapter of his life.”

“Carlos and Aaron, as well as all the other team members at Triumph, should be extremely proud of what the Company has developed into over the past ten years. The individuals at the Company and TBK Bank are some of the finest people that I have ever been associated with.  I look forward to watching their continued growth in the years to come,” remarked Kratz.

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ABOUT TRIUMPH BANCORP, INC.

Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company headquartered in Dallas, Texas, with a diversified line of community banking, national lending, and commercial finance products. Our bank subsidiary, TBK Bank, SSB, is a Texas-state savings bank offering commercial and consumer banking products focused on meeting client needs in Texas, Colorado, Kansas, New Mexico, Iowa and Illinois. We also serve a national client base with factoring, equipment lending and asset based lending  through Triumph Commercial Finance, discount factoring through Advance Business Capital LLC, d/b/a Triumph Business Capital, insurance through Triumph Insurance Group, Inc., and carrier and vendor payment solutions through TriumphPay.

12700 Park Central Dr. Dallas, Texas 75251 | 214.365.6900 | triumphbancorp.com

Triumph Bancorp, Inc.

Investor Relations Contact

Luke Wyse

Senior Vice President, Finance & Investor Relations

lwyse@tbkbank.com  |  214-365-6936

Media Contact

Amanda Tavackoli

Senior Vice President, Communication

atavackoli@tbkbank.com  |  214-365-6930

12700 Park Central Dr. Dallas, Texas 75251 | 214.365.6900 | triumphbancorp.com

Triumph Bancorp, Inc.